EXHIBIT 99.4                                                      CONFORMED COPY


                          STOCKHOLDER SUPPORT AGREEMENT


                  STOCKHOLDER SUPPORT AGREEMENT, dated as of February 6, 1999 (this "Agreement"), by Vince J. Naimoli ("Stockholder") to and for the benefit of Jackpot Enterprises, Inc., a Nevada Corporation ("Buyer").

                  WHEREAS, as of the date hereof, Stockholder owns of record and beneficially __________ shares (such shares, together with any other voting or equity securities of Players International, Inc., a Nevada corporation ("Pelican"), hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares") of common stock, par value $0.005 per share ("Pelican Common Stock");

                  WHEREAS, concurrently with the execution of this Agreement, Buyer, JEI Merger Corp., a Nevada corporation and an indirect wholly-owned subsidiary of Buyer ("Merger Sub"), and Pelican are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Pelican such that Pelican will become an indirect wholly-owned subsidiary of Buyer (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Pelican, Buyer and Merger Sub to enter into the Merger Agreement, Buyer has requested the Stockholder agree, and in order to induce Buyer and Merger Sub to enter into the Merger Agreement the Stockholder is willing to agree,to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                  Section 1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, Stockholder hereby agrees that, at the Pelican Stockholders' Meeting or any other meeting of the stockholders of Pelican, however called, and in any action by written consent of the stockholders of Pelican, Stockholder will vote all of his or her respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Pelican and any person or entity (other than Buyer or any subsidiary of Buyer) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pelican under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Pelican (or any class thereof). In addition, Stockholder agrees that it will, upon request by Buyer, furnish written confirmation, in form and substance reasonably acceptable to Buyer, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding the foregoing, this Agreement shall not limit or affect in any way Stockholder's rights with respect to the election of directors of Pelican.

                  Section 2. Proxy. Subject to any required approval under the Pelican Gaming Laws, the Stockholder, by this Agreement, does hereby constitute and appoint Buyer, or any nominee of Buyer, with full power of substitution, as such Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated Section 1, in the event such Stockholder fails to comply with its obligations under such section. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to its Shares.

                  Section 3. Transfer of Shares. Stockholder represents and warrants that it has no present intention of taking action, prior to the termination of this Agreement in accordance with the terms hereof, to, directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares; provided, however that, if applicable, Stockholder shall have the right to use the Shares in such amount as is required in connection with the exercise of certain options previously granted to Stockholder due to expire on March 31, 1999 as consideration for the purchase price of the stock underlying such options.

                  Section 4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Buyer with respect to himself or herself and his or her ownership of the Shares as follows:

                  (a) Ownership of Shares. On the date hereof, the Shares are owned of record and beneficially by Stockholder. Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

                  (b) Power, Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of his or her obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of his or her properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform his or her obligations hereunder. Subject to Pelican Gaming Laws, no consent, approval, order or authorization of, or registration, declaration, or filing with, any governmental entity is required by or with respect to the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

                  Section 5. No Solicitation. Stockholder agrees that in his or her individual capacity he or she will not, nor will he or she authorize or permit any of his or her employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to an Acquisition Proposal, (b) agree to or recommend any Acquisition Proposal, or (c) engage in negotiations or discussions with a Third Party concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal.

                  Section 6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with the terms thereof; PROVIDED that the provisions of Sections 7 and 8 of this Agreement shall survive any termination of this Agreement; and PROVIDED FURTHER that no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 8. Miscellaneous.

                  (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                  (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.

                  (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                             VINCE J. NAIMOLI

                                             /s/ Vince J. Naimoli
                                             -----------------------------------

Agreed and Acknowledged:

JACKPOT ENTERPRISES, INC.

By: /s/  Don R. Kornstein
    ------------------------------------------
    Name:  Don R. Kornstein
    Title: President & Chief Executive Officer